EXHIBIT 99.1

Medis Technologies Secures $5 million Investment for Series B Preferred Stock

(New York, NY — June 9, 2009) – Medis Technologies Ltd. (NASDAQ: MDTL)(“Medis” or “the Company”), creator of the world’s first consumer portable fuel cell, today announced that it has entered into a definitive agreement with a technology and energy focused fund (the “Investor”), which has offices in New York and California, under which the Company has secured a $5 million investment (the “Investment”).  Proceeds from the Investment will be used to fund operations and working capital needs of the Company. Medis believes that the proceeds coupled with internally generated sources of cash and government funding will be sufficient for the Company to fund operations in the near term.

Based on the terms and certain market conditions and thresholds of the Investment, the Company may drawdown funds from the Investor through the issuance of Series B Preferred Stock (the “Preferred Stock”) and five-year Warrants exercisable for shares of the Company’s Common Stock having a value equal to 135% of the drawdown amount.  The Preferred Stock will accrue dividends at an annual rate of 10%, which will be paid in additional Preferred Stock upon redemption or repurchase.  The Preferred Stock is redeemable after the fifth anniversary of the drawdown date and is subject to repurchase by the Company under certain circumstances.

Jose Mejia, CEO and Chairman of Medis commented, “We are pleased that we have secured the financing necessary to continue to execute our organizational, operational and financial restructuring.”

Mejia added, “This is an endorsement of our technology. We are the only company to have ever manufactured fuel cells in commercial quantities, and we welcome our long-term financial partners who realize the vision and potential of Medis.  We will continue to execute our business strategy—focusing on further cost rationalization, reducing cash burn and exploring government funding for fuel cells.”

To learn more about Medis’ fuel cell products, please visit www.medistechnologies.com.

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About Medis Technologies Ltd.
Medis Technologies Ltd. (NASDAQ: MDTL) (www.medistechnologies.com), headquartered in New York,  is the first company in the world to design, develop and market a portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, non toxic, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

Medis' indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.